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    KAMAN TO SEEK NEW CEO; CHARLES H. KAMAN TO REMAIN CHAIRMAN

BLOOMFIELD, Connecticut (December 16, 1998)  NASDAQ/AMEX:KAMNA)
Kaman Corp. today announced that it has begun a search for a new CEO to succeed Charles H. Kaman, who will remain as chairman of the company.

Acting on Mr. Kaman's recommendation that a new CEO be appointed, the board of directors has appointed a committee, chaired by Mr. Kaman, to begin the search.

"I have decided that it is in the best interests of the company for me to devote my energies and efforts to further development of Kaman's strategic direction, in the role of chairman of the board. As I have for the past 53 years, I plan to continue giving the company my all," said Mr. Kaman.

"This transition will be handled as expeditiously as possible. The ultimate goal is to ensure that the company continues to be led in the cultural tradition that has sustained it for more than half a century. In the interim, I will continue as CEO. Until I return to the office, ongoing business activities are being coordinated through the corporation's executive vice president and chief financial officer, Robert M. Garneau," said Kaman.

Hartzel Z. Lebed, retired president of CIGNA Corp. and a director of Kaman, speaking for the board said, "The board of directors is unanimous in its appreciation for Charlie's life-long commitment to the company and for his leadership at all times, in all challenges. This time is no exception. We are singular in our support for his decision to concentrate on the strategic direction and opportunities for the company while seeking a new CEO to lead the company going forward."

Kaman Corp., founded by Charles H. Kaman in 1945 and based here, is a $1 billion company with businesses in the aerospace and distribution markets.

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Contact:
David Long
(860) 243-6319
Email: dml-corp@kaman.com
Web page: http://www.kaman.com
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